Exhibit 99.(h)(2)

ADMINISTRATION AGREEMENT

THIS ADMINISTRATION AGREEMENT (this “Agreement”) is made as of the 14th day of August, 2014 (the “Effective Date”), by and between U.S. Global Investors Funds, a Delaware statutory trust (the “Trust”), and SEI Investments Global Funds Services, a statutory trust formed under the laws of the State of Delaware (the “Administrator”).

WHEREAS, Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), consisting of the series portfolios set forth in Schedule I, attached hereto, as the same may be amended from time to time (“Portfolios”), each of which may consist of one or more classes of shares of beneficial interest (“Shares”);

WHEREAS, the Trust has appointed U.S. Global Investors, Inc. (the “Adviser”) as the investment adviser to the Trust; and

WHEREAS, the Trust desires the Administrator to provide, and the Administrator is willing to provide, administrative and accounting services to such Portfolios of Trust on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, Trust and the Administrator hereby agree as follows:

SECTION 1                            DEFINITIONS

1.01                        “1940 Act” shall have the meaning given to such term in the preamble of this Agreement.

1.02                        “Administrator” shall have the meaning given to such term in the preamble of this Agreement.

1.03                        “Agreement” shall have the meaning given to such term in the preamble of this Agreement.

1.04                        “Confidential Information” shall have the meaning given to such term in Section 11.01 of this Agreement.

1.05                        “Conversion” means the processes and activities required to transfer the books and records of Trust from the Trust or its prior administrator, import the Trust’s data and files into the Administrator’s system and such other processes and activities identified as the responsibility of the Administrator in accordance with the Conversion Plan.

1.06                        “Conversion Plan” shall have the meaning given to such term in Section 2.05 of this Agreement.

1.07                        “Disclosing Party” shall have the meaning given to such term in Section 11.01 of this Agreement.

1.08                        “Initial Term” shall have the meaning given to such term in Section 9.01 of this Agreement.

1.09                        “Interested Party” or “Interested Parties” means the Administrator, its subsidiaries and its affiliates and each of their respective officers, directors, employees, agents, delegates and associates.

THIS DOCUMENT CONSTITUTES CONFIDENTIAL INFORMATION OF
SEI INVESTMENTS GLOBAL FUNDS SERVICES

1.10                        “Interests” means any partnership interest in, membership interest in, shares of stock of or other equity interest in, as the case may be, the Trust.

1.11                        “Investments” shall mean such cash, securities and all other assets and property of whatsoever nature now owned or subsequently acquired by or for the account of Trust.

1.12                        “Liquidation” shall have the meaning given to such term in Section 9.02.02 of this Agreement.

1.13                        “Live Date” means the date on which Trust is converted onto the Administrator’s system and the Administrator begins calculating Trust’s official net asset values (“NAV”).

1.14                        “Organizational Documents” means, as applicable, the articles of incorporation, declaration of trust, certificate of formation, memorandum of association, partnership agreement, bylaws or other similar documentation setting forth the respective rights and obligations of directors, managers and Interest holders in the Trust.

1.15                        “Person” shall mean any natural person, partnership, estate, association, custodian, nominee, limited liability company, corporation, trust or other legal entity.

1.16                        “Pricing Sources” shall have the meaning given to such term in Section 6 of this Agreement.

1.17                        “Proprietary Information” shall have the meaning given to such term in Section 12.01 of this Agreement.

1.18                        “Portfolio” shall have the meaning given to such term in the preamble of this Agreement.

1.19                        “Reasonable Steps” shall have the meaning given to such term in Section 11.01 of this Agreement.

1.20                        “Receiving Party” shall have the meaning given to such term in Section 11.01 of this Agreement.

1.21                        “Renewal Term” shall have the meaning given to such term in Section 9.01 of this Agreement.

1.22                        “Shares” shall have the meaning given to such term in the preamble of this Agreement.

1.23                        Unless the context otherwise requires and except as otherwise specified in this Agreement, the term “Trust” shall include, as applicable, a trustee or trustees, or other Person having similar status or performing similar functions, as the case may be, acting on behalf of Trust.

1.24                        “Trust Data” shall have the meaning given to such term in Section 2.04 of this Agreement.

1.25                        “Trust Materials” means any prospectus, registration statement, statement of additional information, proxy solicitation and tender offer materials, including all amendments or supplements thereto.

1.26                        “Web Access” shall have the meaning given to such term in Section 12.01 of this Agreement.

SECTION 2                            APPOINTMENT AND CONTROL

2.01                        Services.  Trust hereby appoints the Administrator to be, and the Administrator agrees to act as, the administrative agent of Trust for the term and subject to the provisions hereof.  The Administrator shall perform (and may delegate or sub-contract, as provided below) the services set forth in this Agreement, including the services set forth in Schedule II, which may be amended from time to time in writing by the parties (“Services”).In performing its duties under this Agreement, the Administrator will act in all material respects in accordance with the Trust’s governing documents and Prospectus as they may be amended (provided copies are delivered to the Administrator).

2.02                        Authority.  Each of the activities engaged in under the provisions of this Agreement by the Administrator on behalf of Trust shall be subject to the overall direction and control of Trust or any Person authorized to act on Trust’s behalf (including, without limitation, the board of trustees of Trust); provided, however, that the Administrator shall have the general authority to do all acts deemed in the Administrator’s good faith belief to be necessary and proper to perform its obligations under this Agreement.  In performing its duties hereunder, the Administrator shall observe and generally comply with the applicable prospectus, all applicable resolutions and/or directives of Trust’s board of trustees of which it has notice, and applicable laws which may from time to time apply to the Services rendered by the Administrator.  In the event that the Trust desires to amend its Organizational Documents in any manner that can reasonably be expected to have a material impact on the Administrator’s performance of the Services hereunder, the Trust shall notify the Administrator promptly of such amendment and the parties will work together in good faith to minimize the impact of such change on the Administrator’s operations and to the extent requiring materially increased or different Services from the Administrator, increase the compensation payable to the Administrator in connection therewith.  The Administrator (i) shall not have or be required to have any authority to supervise the investment or reinvestment of the securities or other properties which comprise the assets of Trust and (ii) shall not provide any investment advisory services to Trust, and shall have no liability related to the foregoing.

2.03                        Third Parties; Affiliates.  The Administrator may delegate to, or sub-contract with, third parties or affiliates administrative or other functions it deems necessary to perform its obligations under this Agreement; provided, however, all fees and expenses incurred in any delegation or sub-contract shall be paid by the Administrator and the Administrator shall remain responsible to Trust for the acts and omissions of such other entities as if such acts or omissions were the acts or omissions of the Administrator.  Trust acknowledges that during the term of this Agreement, the services to be performed by the Administrator may be completed by one or more of the Administrator’s affiliates or third parties located in or outside of the United States of America.

2.04                        Trust Data.  Trust shall be solely responsible for the accuracy, completeness, and timeliness of all data and other information provided to the Administrator by or on behalf of Trust pursuant to this Agreement (including, without limitation, (i) prices, (ii) sufficient transaction supporting documentation, (iii) detailed accounting methodologies with respect to Trust’s Investments as approved by Trust’s auditors, and (iv) trade and settlement information from prime brokers and custodians) (collectively, “Trust Data”).  All Trust Data shall be provided to the Administrator on a timely basis and in a format and medium reasonably requested by the Administrator from time to time.  Trust shall have an ongoing obligation to promptly update all Trust Data so that such information remains complete and accurate.  All Trust Data shall be prepared and maintained, by or on behalf of Trust, in accordance with applicable law, the Trust Materials and generally acceptable accounting principles.

2.05                        Conversion Plan.  Promptly following the Effective Date, the Administrator shall prepare a project plan (“Conversion Plan”) that sets forth the respective roles and responsibilities of each of the parties in connection with the Conversion or other implementation of the Trust onto the Administrator’s system.

SECTION 3                            REPRESENTATIONS, WARRANTIES AND COVENANTS OF TRUST

3.01                        Trust represents and warrants that:

3.01.01.                            it has full power, right and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all requisite actions on its part, and no other proceedings on its part are necessary to approve this Agreement or to consummate the transactions contemplated hereby; this Agreement has been duly executed and delivered by it; this Agreement constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms;

3.01.02.                            it is not a party to any, and there are no, pending or threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations or inquiries (collectively, “Actions”) of any nature against it or its properties or assets which could, individually or in the aggregate, have a material effect upon its business or financial condition.  There is no injunction, order, judgment, decree, or regulatory restriction imposed specifically upon it or any of its properties or assets;

3.01.03.                            to the best of its knowledge and belief after due inquiry, no existing Interest holder is a designated national and/or blocked person as identified on the Office of Foreign Assets Control’s list maintained by the U.S. Department of Treasury (found at http://www.treas.gov.ofac) or any other relevant regulatory or law enforcement agencies, as applicable to the Trust.

3.01.04.                            it is not in default under any contractual or statutory obligations whatsoever (including the payment of any tax) which, individually or in the aggregate, is reasonably likely to materially and adversely affect, or is likely to materially and adversely affect, its business or financial condition;

3.01.05.                            it has obtained all consents and given all applicable notices (regulatory or otherwise), made all required regulatory filings (if any) and is in material compliance with all applicable laws and regulations;

3.01.06.                            it has a valid engagement with an independent auditor and custodian, and will provide additional information regarding such service providers, including information regarding the terms of its agreement with such service providers, upon request;

3.01.07.                            as of the close of business on the Effective Date, each Portfolio that is in existence as of the Effective Date has authorized the issuance of an indefinite number of shares and has elected to register an indefinite number of shares in accordance with Rule 24f-2 under the 1940 Act; and

3.01.08.                            it has notified the Administrator of any and all separate agreements between the Trust and any third party that could have an impact on the Administrator’s performance of its obligations pursuant to this Agreement.

3.02                        Trust covenants and agrees that:

3.02.01.                            it will furnish the Administrator from time to time with complete copies, authenticated or certified, of each of the following:

(a)         Copies of the following documents:

(1)         Copies of Trust’s current Declaration of Trust and of any amendments thereto.

(2)         Trust’s current bylaws and any amendments thereto; and

(3)         Copies of resolutions of the trustees covering the approval of this Agreement, authorization of a specified officer of Trust to execute and deliver this Agreement and authorization for specified officers of Trust to instruct the Administrator.

(b)         A list of all the officers of Trust, together with specimen signatures of those officers who are authorized to instruct the Administrator in all matters.

(c)          Copies of all current Trust Materials.

(d)         A list of all issuers the Portfolios are restricted from purchasing.

(e)          A list of all affiliated persons (as such term is defined in the 1940 Act) of Trust that are broker-dealers.

(f)           The identity of Trust’s auditors along with contact information.

(g)          The expense budget for each Portfolio for the current fiscal year.

(h)         A list of contact persons (primary, backup and secondary backup) of the Adviser and, if applicable, sub-adviser, who can be reached until 6:30 p.m. ET with respect to valuation matters.

(i)             Copies of all Trust Data reasonably requested by the Administrator or necessary for the Administrator to perform its obligations pursuant to this Agreement.

Trust shall promptly provide the Administrator with written notice of any updates of or changes to any of the foregoing documents or information, including an updated written copy of such document or information.  Until the Administrator receives such updated information or document, the

Administrator shall have no obligation to implement or rely upon such updated information or document.

3.02.02.                            it shall timely perform or oversee the performance of all obligations identified in this Agreement as obligations of Trust, including, without limitation, providing the Administrator with all Trust Data and Organizational Documents reasonably requested by the Administrator;

3.02.03.                            it will notify the Administrator as soon as reasonably practical (and in advance when reasonably practical) of any matter which is reasonably likely to materially affect the Administrator’s performance of its duties and obligations under this Agreement, including any amendment to the documents referenced in Section 3.02.01 above;

3.02.04.                            it will comply in all material respects with all applicable requirements of the Securities Act of 1933, the Securities Exchange Act of 1934, the 1940 Act, and any laws, rules and regulations of governmental authorities having jurisdiction;

3.02.05.                            subject to the requirements of applicable law, any reference to the Administrator or this Agreement in the Trust Materials shall be limited solely to the description (or any portion thereof) provided as Exhibit A to this Agreement;

3.02.06.                            except as provided in Schedule II (14) and (31), as between the Trust and the Administrator, the Trust shall be responsible for its compliance with applicable investment policies, the Trust Materials, and any laws and regulations governing the manner in which its assets may be invested, and shall be solely responsible for any losses attributable to non-compliance with the Trust Materials, and applicable policies, laws and regulations governing such Trust and its activities; and

3.02.07.                            it will promptly notify the Administrator of updates to its representations and warranties hereunder.

SECTION 4                            REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE ADMINISTRATOR

4.01                        The Administrator represents, warrants and covenants that:

4.01.01.                            it has full power, right and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all requisite action on its part, and no other proceedings on its part are necessary to approve this Agreement or to consummate the transactions contemplated hereby; this Agreement has been duly executed and delivered by it; this Agreement constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms.

4.01.02.                            it is not a party to any, and there are no, pending or threatened Actions of any nature against it or its properties or assets which could,

individually or in the aggregate, have a material effect upon its business or financial condition.  There is no injunction, order, judgment, decree, or regulatory restriction imposed specifically upon it or any of its properties or assets.

4.01.03.                            it will maintain compliance policies and procedures (a “Compliance Program”) that are reasonably designed to prevent violations of the Federal Securities Laws (as defined in Rule 38a-1 of the 1940 Act) with respect to the Administrator’s services under this Agreement, will provide a certification to such effect upon reasonable request of the Trust, and will provide certifications with respect to material violations of the Compliance Program and any material deficiencies or changes therein, as may be reasonably requested by the Trust;

4.01.04.                            it shall develop and maintain a plan for recovery from force majeure events consistent with the plan then generally in effect across Administrator’s client base, which plan shall include contractual arrangements with appropriate parties making reasonable provision for emergency use of electronic data processing equipment (the “DRBCP”).  During the term of this Agreement, the DRBCP shall not be modified in a manner which would be reasonably likely to impair the responsiveness of Administrator or the implementation of such DRBCP, or to materially reduce Administrator’s business continuity or preparation for a disaster recovery event (including as to testing and reporting);

4.01.05.                            it shall develop and maintain policies and procedures designed to protect the security of Confidential Information received pursuant to this Agreement (“Data Security Policies”).  During the term of this Agreement, the Data Security Policies shall not be modified in a manner which would be reasonably likely to materially reduce the security of Confidential Information provided to Administrator hereunder;

4.01.06.                            it has obtained all consents and given all applicable notices (regulatory or otherwise), made all required regulatory filings (if any) and is in material compliance with all applicable laws and regulations; and

4.01.07.                            is not in default under any statutory obligations whatsoever (including the payment of any tax) which, individually or in the aggregate, is reasonably likely to materially and adversely affect, or is likely to materially and adversely affect, its business or financial condition.

4.01.08.                            The Administrator shall exercise reasonable care and diligence in the performance of its duties under this Agreement.

SECTION 5                            LIMITATION OF LIABILITY AND INDEMNIFICATION

5.01                        THE DUTIES OF THE ADMINISTRATOR SHALL BE CONFINED TO THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT, AND NO IMPLIED DUTIES ARE ASSUMED BY OR MAY BE ASSERTED AGAINST THE ADMINISTRATOR AND NO LIABILITY OF ANY KIND WILL BE ATTAINED OR INCURRED BY THE ADMINISTRATOR EXCEPT TO THE EXTENT ARISING OUT OF THE

ADMINISTRATOR’S BAD FAITH, FRAUD, WILFUL MISFEASANCE, NEGLIGENCE, GROSS NEGLIGENCE OR CRIMINAL MISCONDUCT.  NOTWITHSTANDING THE ABOVE, EXCEPT TO THE EXTENT ARISING OUT OF THE ADMINISTRATOR’S BAD FAITH, FRAUD, WILFUL MISFEASANCE, GROSS NEGLIGENCE OR CRIMINAL MISCONDUCT IN THE PERFORMANCE (OR NON-PERFORMANCE) OF THE SERVICES HEREUNDER, THE ADMINISTRATOR’S AGGREGATE LIABILITY TO THE TRUST WILL BE LIMITED TO MONETARY DAMAGES NOT TO EXCEED THE GREATER OF (I) THE AMOUNT OF FEES PAID HEREUNDER DURING THE THIRTY-SIX MONTHS IMMEDIATELY PRECEDING THE EVENT GIVING RISE TO THE FIRST SUCH CLAIM TO OCCUR; AND (II) FOUR MILLION DOLLARS ($4,000,000) (THE “LIABILITY CAP”). For the avoidance of doubt, except to the extent that damages to the Trust are caused by an act or omission of the Administrator in violation of the standards of care described herein, the Administrator shall not be responsible for any breach in the performance of its obligations under this Agreement due to (i) the failure or delay of the Trust or its agents to perform its obligations under this Agreement or (ii) the Administrator’s good faith reliance on Trust Data.  Each party shall have the duty to mitigate its damages for which another party may become responsible.  As used in this Section 5, the term “Administrator” shall include the officers, directors, employees and agents of the Administrator as well as that entity itself.  NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL THE ADMINISTRATOR BE LIABLE FOR ANY INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL, OR OTHER NON-DIRECT DAMAGES OF ANY KIND WHETHER SUCH LIABILITY IS PREDICATED ON CONTRACT, STRICT LIABILITY, OR ANY OTHER THEORY AND REGARDLESS OF WHETHER THE TRUST IS ADVISED OF THE POSSIBILITY OF ANY SUCH DAMAGES.

5.02                        The Administrator may, from time to time, provide to the Trust services and products (“Special Third Party Services”) from external third party sources that are telecommunication carriers, Pricing Sources, data feed providers or other similar service providers (“Special Third Party Vendors”).  The Trust acknowledges and agrees that the Special Third Party Services are confidential and proprietary trade secrets of the Special Third Party Vendors.  Accordingly, the Trust shall honor requests by the Administrator and the Special Third Party Vendors to protect their proprietary rights in their data, information and property including requests that the Trust place copyright notices or other proprietary legends on printed matter, print outs, tapes, disks, film or any other medium of dissemination.  The Trust further acknowledges and agrees that all Special Third Party Services are provided on an “AS IS WITH ALL FAULTS” basis solely for such Trust’s internal use, and as an aid in connection with the receipt of the Services.  The Trust may use Special Third Party Services as normally required on view-only screens and hard copy statements, reports and other documents necessary to support such Trust’s investors, however the Trust shall not distribute any Special Third Party Services to other third parties not associated with receipt of the Services pursuant to this Agreement.  THE SPECIAL THIRD PARTY VENDORS AND THE ADMINISTRATOR MAKE NO WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR USE, OR ANY OTHER MATTER WITH RESPECT TO ANY OF THE SPECIAL THIRD PARTY SERVICES.  NEITHER THE ADMINISTRATOR NOR THE SPECIAL THIRD PARTY VENDORS SHALL BE LIABLE FOR ANY DAMAGES SUFFERED BY THE TRUST IN THE USE OF ANY OF THE SPECIAL THIRD PARTY SERVICES, INCLUDING, WITHOUT LIMITATION, LIABILITY FOR ANY INCIDENTAL, CONSEQUENTIAL OR SIMILAR DAMAGES.

For the avoidance of doubt, the provisions of this Section 5.02 shall not relieve the Administrator of potential liability to the Trust to the extent that damages to the Trust are caused by an act or omission of the Administrator in violation of the standard of care described in Section 4.01.08.

5.03                        Trust shall indemnify, defend and hold harmless the Administrator from and against and the Administrator shall have no liability in connection with any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of:  (i) any act or omission of the Administrator in carrying out its duties hereunder or as a result of the Administrator’s reliance upon any instructions, notice or instrument that the Administrator believes is genuine and signed or presented by an authorized Person of Trust; (ii) any violation by the Trust, the Adviser or any sub-advisers of any applicable investment policy, law or regulation, (iii) any misstatement or omission in the Trust Materials or any Trust Data, except to the extent such misstatement or omission was based on information provided by the Administrator to the Trust for inclusion in such Trust Materials; (iv) any breach by Trust of any representation, warranty or covenant contained in Section 3 of this Agreement; (v) any act or omission of Trust, the Trust’s former administrator, a Special Third Party Vendor (except to the extent Administrator’s appointment of such Special Third Party Vendor was in good faith and consistent with Administrator’s duty of reasonable care and diligence), the Trust’s other service providers (such as custodians, prime brokers, transfer agents, the Adviser and sub-advisers); or (vi) any pricing error caused by the failure of the Adviser or sub-adviser to provide a trade ticket or for incorrect information included in any trade ticket; provided that this indemnification shall not apply (i) if any such loss, damage or expense is caused by or arises from the Administrator’s bad faith, fraud, criminal misconduct, wilful misfeasance or gross negligence in the performance of the Services; or (ii) to the extent the Administrator is required to indemnify the Trust pursuant to Section 5.08 (ii) below, provided however, that the parties acknowledge and agree that the Trust may have a continuing indemnification obligation with respect to certain claims against the Administrator in excess of the Liability Cap.

The Trust shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision.  If Trust elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by Trust and satisfactory to the Administrator, whose approval shall not be unreasonably withheld.  In the event that Trust elects to assume the defense of any suit and retain counsel, the Administrator shall bear the fees and expenses of any additional counsel retained by it.  If the Trust does not elect to assume the defense of a suit, it will promptly reimburse to the Administrator the reasonable fees and expenses of any counsel retained by the Administrator.  None of the parties hereto shall settle or compromise any action, suit, proceeding or claim if such settlement or compromise provides for an admission of liability on the part of the indemnified party without such indemnified party’s written consent.

5.04                        The Administrator may apply to Trust or any Person acting on Trust’s behalf at any time for instructions and may consult counsel for Trust with respect to any matter arising in connection with the Administrator’s duties hereunder, and the Administrator shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the advice of Trust counsel.  Also, the Administrator shall not be liable for actions taken pursuant to any document which it reasonably believes to be genuine and to have been signed by the proper Person or Persons.  The Administrator shall not be held to have notice of any change of authority of any officer, employee or agent of Trust until receipt of written notice thereof.  To the extent that the Administrator consults with Trust counsel pursuant to this provision, any such expense shall be borne by Trust.  For the avoidance of doubt, the provisions of this Section 5.04 shall not relieve the Administrator of potential liability to the Trust to the extent that damages to the Trust are caused by an act or omission of the Administrator in violation of the standard of care described in Section 4.01.08.

5.05                        The Administrator shall have no liability for its good faith reliance on Trust Data or the performance or omissions of unaffiliated third parties such as, by way of example and not limitation, transfer agents, sub-transfer agents, custodians, prime brokers, placement agents, third party marketers, asset data service providers, the Adviser or sub-advisers, current or former third party service providers, Pricing Sources, software providers, printers, postal or delivery services, prior administrators, telecommunications providers and processing and settlement services; provided however, that this Section 5.05 shall not relieve the Administrator of potential liability to the Trust for its own act or omission of the Administrator in violation of the standards of care described in Section 5.01.  The Administrator may rely on and shall have no duty to investigate or confirm the accuracy or adequacy of any information provided by any of the foregoing third parties not appointed by the Administrator.

5.06                        The Administrator shall have no obligations with respect to any laws relating to the distribution, purchase or sale of Shares.  Further, except as provided in Schedule II (22), Trust assumes full responsibility for the preparation, contents (except to the extent such contents are based on information provided by the Administrator for inclusion in the Trust Materials) and distribution of its Trust Materials and its compliance with any applicable laws, rules, and regulations.

5.07                        If in any case Trust is asked to indemnify or hold the Administrator harmless, the Administrator shall promptly advise Trust of the pertinent facts concerning the situation in question, and the Administrator will use all reasonable care to identify and notify Trust promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification, but failure to do so shall not affect the rights hereunder.

5.08                        The Administrator shall indemnify, defend and hold harmless the Trust from and against and the Trust shall have no liability in connection with any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of:  (i) any act or omission of the Administrator in carrying out its duties hereunder constituting bad faith, fraud, criminal misconduct, willful misfeasance or gross negligence of the Administrator; (ii) any act or omission of the Administrator in carrying out its duties hereunder constituting negligence, provided that such indemnification obligation shall be subject to the Liability Cap or (iii) any breach by Administrator of any representation, warranty or covenant contained in Section 4 of this Agreement; provided that this indemnification shall not apply if any such loss, charge or expense is caused by or arises from the Trust’s bad faith, fraud, criminal misconduct, wilful misfeasance or gross negligence, and provided further, that the Administrator’s indemnification obligation with respect to a breach of Section 4.01.08 not caused by any act or omission of the Administrator in carrying out its duties hereunder constituting bad faith, fraud, criminal misconduct, willful misfeasance or gross negligence shall be limited by the Liability Cap, which shall for the avoidance of doubt, be an aggregate limit on the Administrator’s liability, whether pursuant to a direct claim by the Trust pursuant to Section 5.01, or a claim for indemnification pursuant to this Section 5.08. Promptly after becoming aware of any action, proceeding or claim for which indemnification by the Administrator may be sought, the Trust shall (i) notify the Administrator in writing of such action, suit or claim;

and (ii) cooperate reasonably, assist and give all necessary authority and information reasonably requested by the Administrator.

The Administrator shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision.  If Administrator elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by Administrator and satisfactory to the Trust, whose approval shall not be unreasonably withheld.  In the event that Administrator elects to assume the defense of any suit and retain counsel, the Trust shall bear the fees and expenses of any additional counsel retained by it.  If the Administrator does not elect to assume the defense of a suit, it will promptly reimburse to the Trust the reasonable fees and expenses of any counsel retained by the Trust.  None of the parties hereto shall settle or compromise any action, suit, proceeding or claim if such settlement or compromise provides for an admission of liability on the part of the indemnified party without such indemnified party’s written consent.

5.09                        THE TRUST AND THE ADMINISTRATOR HAVE FREELY AND OPENLY NEGOTIATED THIS AGREEMENT, INCLUDING THE PRICING, WITH THE KNOWLEDGE THAT THE LIABILITY OF THE PARTIES IS TO BE LIMITED IN ACCORDANCE WITH THE PROVISIONS OF THIS AGREEMENT.

5.10                        The provisions of this Section 5 shall survive the termination of this Agreement.

SECTION 6         VALUATION

The Administrator is entitled to rely on the price and value information (hereinafter “Valuation Information”) provided by prior administrators, brokers and custodians, the Adviser, an underlying fund in which the Trust invests, if applicable, or any third-party pricing services selected by the Trust and appointed by the Administrator, the Adviser or the Trust (collectively hereinafter referred to as the “Pricing Sources”) as reasonably necessary in the performance of the Services.  The Administrator shall have no obligation to obtain Valuation Information from any sources other than the Pricing Sources and may rely on estimates provided by the Adviser.  The Administrator shall have no liability or responsibility for the accuracy of the Valuation Information provided by a Pricing Source or the delegate of a Pricing Source and Trust shall indemnify and defend the Administrator against any loss, damages, costs, charges or reasonable counsel fees and expenses in connection with any inaccuracy of such Valuation Information.  For the avoidance of doubt, the provisions of this Section 6 shall not relieve the Administrator of potential liability to the Trust to the extent that damages to the Trust are caused by an act or omission of the Administrator in violation of the standard of care described in Section 4.01.08.

SECTION 7                            ALLOCATION OF CHARGES AND EXPENSES

7.01                        The Administrator.  The Administrator shall furnish at its own expense the personnel necessary to perform its obligations under this Agreement.

7.02                        Portfolio Expenses.  Trust assumes and shall pay or cause to be paid all expenses of Trust not otherwise allocated in this Agreement, including, without limitation, organizational costs; taxes; expenses for legal and auditing services; the expenses of preparing (including typesetting), printing and mailing reports, Trust Materials, proxy solicitation and tender offer materials and notices to existing shareholders; all expenses incurred in connection with issuing and redeeming Shares; the costs of Pricing Sources; the costs of loan credit activity data; the costs of escrow and custodial services; the cost of document retention and archival services, the costs of responding to document production requests directed to the Trust; the cost of initial and ongoing registration of the Shares under Federal and state securities laws; costs associated with attempting to locate lost shareholders; all expenses incurred in connection with any custom programming or systems modifications required to provide any reports or services requested by Trust; any expense, if applicable, incurred to reprint Trust documents identifying the Administrator (along with its address and telephone number) as Trust’s new administrator; costs associated with DST FanMail or similar reporting service; bank service charges; NSCC trading charges; fees and out-of-pocket expenses of trustees; the costs of trustees’ meetings; insurance; interest; brokerage costs; litigation and other extraordinary or nonrecurring expenses; and all fees and charges of service providers to Trust.  Trust shall reimburse the Administrator for its reasonable costs and out-of-pocket expenses incurred in the performance of the Services, including all reasonable charges for independent third party audit charges, printing, copying, postage, telephone, and fax charges incurred by the Administrator in the performance of its duties.

SECTION 8                            COMPENSATION

8.01                        Fees.  Trust shall pay to the Administrator compensation for the services performed and the facilities and personnel provided by the Administrator pursuant to this Agreement, its pro-rata portion of the fees set forth in the written fee schedule annexed hereto as Schedule III and incorporated herein.  Trust shall have no right of set-off.  The fees set forth herein are determined based on the characteristics of each Portfolio as of the Effective Date.  Any material change to the characteristics of a Portfolio may give rise to an adjustment to the fees set forth in this Agreement.  In the event of such a change, the parties shall negotiate any adjustment to the fees payable hereunder in good faith; provided, however, that if the parties cannot in good faith agree on such adjustment to the fees within a reasonable period of time, the Administrator may terminate this Agreement upon thirty days prior written notice to the Trust.  Trust shall pay the Administrator’s fees monthly in U.S. Dollars, unless otherwise agreed to by the parties.  Trust shall pay the foregoing fees despite the existence of any dispute among the parties, except in respect of a good faith dispute as to fees.  If the Trust reasonably and in good faith disputes any portion of an invoice, the Trust shall pay the undisputed portion of the invoice and submit to the Administrator notice of the disputed amount, and the parties shall work together to promptly resolve the disputed amount, with the Trust paying the mutually resolved amount within thirty (30) days of such resolution.  If this Agreement becomes effective subsequent to the first day of any calendar month or terminates before the last day of any calendar month, the Administrator’s compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth in Schedule III.  Trust agrees to pay interest on all amounts past due in an amount equal to the lesser of the maximum amount permitted by applicable law or the month fee of one and one-half percent (1 ½ %) times the amount past due multiplied by the number of whole or partial months from the date on which such amount was first due up to and including the day on which payment is received by the Administrator.

8.02                        Adjustment of Fees.  Trust acknowledges that from time to time after the Initial Term, Administrator may increase all non-asset based Fees upon thirty days written notice to the Trust, in an amount equal to the greater of:  (a) five percent; or (b) the percentage increase in the CPI since the Effective Date of the first such increase and since the date of the immediately preceding increase with respect to all subsequent increases; provided, however, that Administrator may not increase the Fees more than one time during any twelve-month period.  Notwithstanding the above, in the event of an increase to Administrator’s costs for Special Third Party Services, Administrator may at any time upon thirty days written notice increase the Fees applicable to such Special Third Party Services, provided, that such fee increase will not exceed the applicable percentage increase in costs incurred by Administrator with respect to such Special Third Party Services.

SECTION 9                            DURATION AND TERMINATION

9.01                        Term and Renewal.  This Agreement shall become effective as of the Effective Date and shall remain in effect for a period of three years from and after the Live Date (the “Initial Term”), and thereafter shall automatically renew for successive three year terms (each such period, a “Renewal Term”) unless terminated by any party giving written notice of non-renewal at least one hundred eighty days prior to the last day of the then current term to each other party hereto.

9.02                        Termination for Cause.

9.02.01.                            This Agreement may be terminated by any party giving at least sixty days prior notice in writing to the other parties if at any time the other party or parties have been first (i) notified in writing that such party shall have materially failed to perform its duties and obligations under this Agreement (such notice shall be of the specific asserted material breach) (“Breach Notice”) and (ii) the party receiving the Breach Notice shall not have remedied the noticed failure within sixty days after receipt of the Breach Notice requiring it to be remedied.

9.02.02.                            This Agreement may be terminated with respect to a particular Portfolio by any party giving 60 days prior notice in writing to the other parties prior to the Liquidation (as hereinafter defined) of such Portfolio.  For purposes of this Section 9.02.02, the term “Liquidation” shall mean (i) a transaction in which all the assets of a Portfolio are sold or otherwise disposed of and proceeds therefrom are distributed in cash to the shareholders in complete liquidation of the interests of shareholders in such Portfolio or (ii) a “merger” of a Portfolio (as such term is defined in Rule 17a-8 under the 1940 Act).  A termination pursuant to this Section 9.02.02 shall be effective as of the date of such Liquidation.  Notwithstanding the foregoing, the right to terminate set forth in this Section 9.02.02 shall not relieve such Portfolio of its obligation to pay the fees set forth on Schedule III for the remainder of the 60 day period set forth in this Section 9.02.02, which amount shall be payable prior to the effective date of such liquidation.

9.02.03.                            If the Administrator is unable to successfully convert Trust to its operational environment within a reasonable period of time following the Effective Date due to untimely, inaccurate or incomplete Trust Data, the Administrator shall have the right to terminate this Agreement, in its entirety or solely with respect to a Portfolio, upon written notice and such termination shall be effective upon the date set forth in such notice.

9.02.04.                            Notwithstanding anything contained in this Agreement to the contrary, in the event the Trust ceases to use the Administrator as a provider of the Services in favor of another service provider prior to the expiration of the then current term of this Agreement, the Administrator shall use reasonable efforts to facilitate the deconversion of the Trust to such successor service provider; provided, however that the Administrator makes no guaranty that such deconversion shall happen as of any particular date.  In connection with the foregoing and prior to the effective date of such deconversion, the deconverting Trust shall pay to the Administrator (1) all fees and other costs as set forth in Schedule III as if the Administrator had continued providing Services until the expiration of the then current term and calculated based upon the assets of the deconverting Trust on the date notice of termination in accordance with this Section was given and (2) all fees and expenses previously waived by the Administrator at any time during the current term of the Agreement.  This Agreement shall terminate effective as of the conclusion of the deconversion as set forth in this Section.

9.03                        Effect of Termination.

9.03.01.                            The termination of this Agreement shall be without prejudice to any rights that may have accrued hereunder to any party hereto prior to such termination.

9.03.02.                            After termination of this Agreement, the Administrator shall send to Trust, or as it shall direct, all books of account, records, registers, correspondence, documents and assets relating to the affairs of or belonging to Trust in the possession of or under the control of the Administrator or any of its agents or delegates.

9.03.03.                            In the event any and all undisputed, accrued fees, reimbursable expenses and other moneys owed to the Administrator hereunder remain unpaid in whole or in part for more than thirty days past due, the Administrator, upon notice, may take any and all actions it deems necessary to collect such amounts due, and any and all of its collection expenses, costs and fees shall be paid by Trust, including, without limitation, administrative costs, attorneys’ fees, court costs, collection agencies or agents and interest.

9.03.04.                            Notwithstanding the foregoing, in the event this Agreement is terminated and for any reason the Administrator, with the written consent of Trust, in fact continues to perform any one or more of the services contemplated by this Agreement, the pertinent provisions of this Agreement, including without limitation, the provisions dealing with payment of fees and indemnification shall continue in full force and effect.  The Administrator shall be entitled to collect from Trust, in addition to the compensation described in Schedule III, the amount of all of the Administrator’s reasonable expenses in connection with any extraordinary activities requested by the Trust and agreed to by the Administrator following such termination.

SECTION 10                     CONFLICTS OF INTEREST

10.01                 Non-Exclusive.  The services of the Administrator rendered to Trust are not deemed to be exclusive.  The Administrator is free to render such services to others.  The Administrator shall not be deemed to be affected by notice of, or to be under any duty to disclose to Trust or Person acting on Trust’s behalf, information which has come into its possession or the possession of an Interested Party in the course of or in connection with providing administrative or other services to any other person or in any manner whatsoever other than in the course of carrying out its duties pursuant to this Agreement.

10.02                 Rights of Interested Parties.  Subject to applicable law, nothing herein contained shall prevent:

10.02.01.                     an Interested Party from buying, holding, disposing of or otherwise dealing in any Shares for its own account or the account of any of its customers or from receiving remuneration in connection therewith, with the same rights which it would have had if the Administrator were not a party to this Agreement;

10.02.02.                     an Interested Party from buying, holding, disposing of or otherwise dealing in any securities or other investments for its own account or for the account of any of its customers and receiving remuneration in connection therewith, notwithstanding that the same or similar securities or other investments may be held by or for the account of Trust;

10.02.03.                     an Interested Party from receiving any commission or other remuneration which it may negotiate in connection with any sale or purchase of Shares or Investments effected by it for the account of Trust; provided, however, that the amount of such commission or other remuneration is negotiated at arm’s length; and

10.02.04.                     an Interested Party from contracting or entering into any financial, banking or other transaction with Trust or from being interested in any such contract or transaction; provided, however, that the terms of such transaction are negotiated at arm’s length.

SECTION 11                     CONFIDENTIALITY

11.01                 Confidential Information.  The Administrator and Trust (in such capacity, the “Receiving Party”) acknowledge and agree to maintain the confidentiality of Confidential Information (as hereinafter defined) provided by the Administrator and Trust (in such capacity, the “Disclosing Party”) in connection with this Agreement.  The Receiving Party shall not disclose or disseminate the Disclosing Party’s Confidential Information to any Person other than those employees, agents, contractors, subcontractors and licensees of the Receiving Party, or with respect to the Administrator as a Receiving Party, to those employees, agents, technology service providers, contractors, subcontractors, licensors and licensees of any agent or affiliate, who have a need to know it in order to assist the Receiving Party in performing its obligations, or to permit the Receiving Party to exercise its rights under this Agreement.  In addition, the Receiving Party (a) shall take all Reasonable Steps to prevent unauthorized access to the Disclosing Party’s Confidential Information, and (b) shall not use the Disclosing Party’s Confidential Information, or authorize other Persons to use the Disclosing Party’s Confidential Information, for any purposes other than in connection with performing its obligations or exercising its rights hereunder.  As used herein, “Reasonable Steps” means steps that a party takes to protect its own, similarly confidential or proprietary information of a similar nature, which steps shall in no event be less than a reasonable standard of care.

The term “Confidential Information,” as used herein, means any of the Disclosing Party’s proprietary or confidential information including, without limitation, any non-public personal information (as defined in Regulation S-P) of the Disclosing Party, its affiliates, their respective clients or suppliers, or other Persons with whom they do business, that may be obtained by the Receiving Party from any source or that may be developed as a result of this Agreement, the terms of (or any exercise of rights granted by) this Agreement, technical data; trade secrets; know-how; business processes; product plans; product designs; service plans; services; customer lists and customers; markets; software; developments; inventions; processes; formulas; technology; designs; drawings; and marketing, distribution or sales methods and systems; sales and profit figures or other financial information that is disclosed, directly or indirectly, to the Receiving Party by or on behalf of the Disclosing Party, whether in writing, orally or by other means and whether or not such information is marked as confidential.

11.02                 Exclusions.  The provisions of this Section 11 respecting Confidential Information shall not apply to the extent, but only to the extent, that such Confidential Information:  (a) is already known to the Receiving Party free of any restriction at the time it is obtained from the Disclosing Party, (b) is subsequently learned from an independent third party free of any restriction and without breach of this Agreement; (c) is or becomes publicly available through no wrongful act of the Receiving Party or any third party; (d) is independently developed by or for the Receiving Party without reference to or use of any Confidential Information of the Disclosing Party; or (e) is required to be disclosed pursuant to an applicable law, rule, regulation, government requirement or court order, or the rules of any stock exchange (provided, however, that the Receiving Party shall advise the Disclosing Party of such required disclosure promptly upon learning thereof in order to afford the Disclosing Party a reasonable opportunity to contest, limit and/or assist the Receiving Party in crafting such disclosure).

11.03                 Permitted Disclosure.  The Receiving Party shall advise its employees, agents, contractors, subcontractors and licensees, and shall require its affiliates to advise their employees, agents, contractors, subcontractors and licensees, of the Receiving Party’s obligations of confidentiality and non-use under this Section 11, and shall be responsible for ensuring compliance by its and its affiliates’ employees, agents, contractors, subcontractors and licensees with such obligations.  In addition, the Receiving Party shall require all Persons that are provided access to the Disclosing Party’s Confidential Information, other than the Receiving Party’s accountants and legal counsel, to execute confidentiality or non-disclosure agreements containing provisions substantially similar to those set forth in this Section 11.  The Receiving Party shall promptly notify the Disclosing Party in writing upon learning of any unauthorized disclosure or use of the Disclosing Party’s Confidential Information by such Persons.

11.04                 Effect of Termination.  Upon the Disclosing Party’s written request following the termination of this Agreement, the Receiving Party promptly shall return to the Disclosing Party, or destroy, all Confidential Information of the Disclosing Party provided under or in connection with this Agreement, including all copies, portions and summaries thereof.  Notwithstanding the foregoing sentence, (a) the Receiving Party may retain one copy of each item of the Disclosing Party’s Confidential Information for purposes of identifying and establishing its rights and obligations under this Agreement, for archival or audit purposes and/or to the extent required by applicable law, and (b) the Administrator shall have no obligation to return or destroy Confidential Information of Trust that resides in save tapes of Administrator; provided, however, that in either case all such Confidential Information retained by the Receiving Party shall remain subject to the provisions of Section 11 for so long as it is so retained.  If requested by the Disclosing Party, the Receiving Party shall certify in writing its compliance with the provisions of this Section 11.

SECTION 12                     MISCELLANEOUS PROVISIONS

12.01                 Internet Access.  Data and information may be made electronically accessible to Trust, the Adviser and/or sub-adviser(s) and its investors through Internet access to one or more web sites provided by the Administrator (“Web Access”).  As between the Trust and Administrator, the Administrator shall own all right, title and interest to such Web Access, including, without limitation, all content, software, interfaces, documentation, data, trade secrets, design concepts, “look and feel” attributes, enhancements, improvements, ideas and inventions and all intellectual property rights inherent in any of the foregoing or appurtenant thereto including all patent rights, copyrights, trademarks, know-how and trade secrets (collectively, the “Proprietary Information”).  Trust recognizes that the Proprietary Information is of substantial value to the Administrator and shall not use or disclose the Proprietary Information except as specifically authorized in writing by the Administrator.  Use of the Web Access by Trust or its agents or investors will be subject to any additional terms of use set forth on the web site.  All Web Access and the information (including text, graphics and functionality) on the web sites related to such Web Access is presented “As Is” and “As Available” without express or implied warranties including, but not limited to, implied warranties of non-infringement, merchantability and fitness for a particular purpose.  The Administrator neither warrants that the Web Access will be uninterrupted or error free, nor guarantees the accessibility, reliability, performance, timeliness, sequence, or completeness of information provided on the Web Access.

12.02                 Independent Contractor.  In making, and performing under, this Agreement, the Administrator shall be deemed to be acting as an independent contractor of Trust and neither the Administrator nor its employees shall be deemed an agent, affiliate, legal representative, joint venturer or partner of Trust.  No party is authorized to bind any other party to any obligation, affirmation or commitment with respect to any other Person.

12.03                 Assignment; Binding Effect.  Neither party may assign, delegate or transfer, by operation of law or otherwise, this Agreement (in whole or in part), or any of its respective obligations hereunder, without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed.  Subject to the foregoing, all of the terms, conditions and provisions of this Agreement shall be binding upon and shall inure to the benefit of each party’s successors and permitted assigns.  Any assignment, delegation, or transfer in violation of this provision shall be void and without legal effect.

12.04                 Agreement for Sole Benefit of the Administrator and Trust.  This Agreement is for the sole and exclusive benefit of the Administrator and Trust and will not be deemed to be for the direct or indirect benefit of either the clients or customers of the Administrator or the Trust.  The clients or customers of the Administrator or the Trust will not be deemed to be third party beneficiaries of this Agreement nor to have any other contractual relationship with the Administrator by reason of this Agreement.

12.05                 Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.  To the extent that the applicable laws of the State of Delaware, or any of the provisions of this Agreement, conflict with the applicable provisions of the 1940 Act, the Securities Act of 1933 or the Securities Exchange Act of 1934, the latter shall control.  Each party to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the nonexclusive jurisdiction of the state courts of the State of Delaware or the United States District Court for the District of Delaware for the purpose of any action between the parties arising in whole or in part under or in connection with this Agreement, and (ii)

hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court.

12.06                 Equitable Relief.  Each party agrees that any other party’s violation of the provisions of Section 11 (Confidentiality) may cause immediate and irreparable harm to the other party for which money damages may not constitute an adequate remedy at law.  Therefore, the parties agree that, in the event either party breaches or threatens to breach said provision or covenant, the other party shall have the right to seek, in any court of competent jurisdiction, an injunction to restrain said breach or threatened breach, without posting any bond or other security.

12.07                 Dispute Resolution.  Whenever either party desires to institute legal proceedings against the other concerning this Agreement, it shall provide written notice to that effect to such other party.  The party providing such notice shall refrain from instituting said legal proceedings for a period of thirty days following the date of provision of such notice.  During such period, the parties shall attempt in good faith to amicably resolve their dispute by negotiation among their executive officers.  This Section 12.07 shall not prohibit either party from seeking, at any time, equitable relief as permitted under Section 12.06.

12.08                 Notice.  All notices provided for or permitted under this Agreement (except for correspondence between the parties related to operations in the ordinary course) shall be deemed effective upon receipt, and shall be in writing and (a) delivered personally, (b) sent by commercial overnight courier with written verification of receipt, or (c) sent by certified or registered U.S. mail, postage prepaid and return receipt requested, to the party to be notified, at the address for such party set forth below, or at such other address of such party specified in the opening paragraph of this Agreement.  Notices to the Administrator shall be sent to the attention of:  General Counsel, SEI Investments Global Funds Services, One Freedom Valley Drive, Oaks, Pennsylvania 19456, with a copy, given in the manner prescribed above, to your current relationship manager.  Notices to Trust shall be sent to the persons specified in Schedule IV.

12.09                 Entire Agreement; Amendments.  This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof.  This Agreement supersedes all prior or contemporaneous representations, discussions, negotiations, letters, proposals, agreements and understandings between the parties hereto with respect to the subject matter hereof, whether written or oral.  This Agreement may be amended, modified or supplemented only by a written instrument duly executed by an authorized representative of each of the parties.

12.10                 Severability.  Any provision of this Agreement that is determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.  If a court of competent jurisdiction declares any provision of this Agreement to be invalid or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, or area of the provision, to delete specific words or phrases, or to replace the provision with a provision that is valid and enforceable and that comes closest to expressing the original intention of the parties, and this Agreement shall be enforceable as so modified.

12.11                 Waiver.  Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by written instrument executed by such party.  No failure of either party hereto to exercise any power or right granted hereunder, or to insist upon strict compliance with any obligation hereunder, and no custom or practice of the parties with regard to the terms of performance hereof, will constitute a waiver of the rights of such party to demand full and exact compliance with the terms of this Agreement.

12.12                 Force Majeure.  No breach of any obligation of a party to this Agreement (other than obligations to pay amounts owed) will constitute an event of default or breach to the extent it arises out of a cause, existing or future, that is beyond the control and without negligence of the party otherwise chargeable with breach or default, including without limitation:  work action or strike; lockout or other labor dispute; flood; war; riot; theft; act of terrorism, earthquake or natural disaster.  Either party desiring to rely upon any of the foregoing as an excuse for default or breach will, when the cause arises, give to the other party prompt notice of the facts which constitute such cause; and, when the cause ceases to exist, give prompt notice thereof to the other party.

12.13                 Equipment Failures.  In the event of equipment failures beyond the Administrator’s control, the Administrator shall take reasonable and prompt steps to minimize service interruptions but subject always to the standard of care indicated in Section 4.01.08, shall have no liability with respect thereto.  The Administrator shall develop and maintain a plan for recovery from equipment failures which may include contractual arrangements with appropriate parties making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available.

12.14                 Non-Solicitation.  During the term of this Agreement and for a period of one year thereafter, the Trust shall not solicit, make an offer of employment to, or enter into a consulting relationship with, any person who was an employee of the Administrator during the term of this Agreement.  If Trust breaches this provision, Trust shall pay to the Administrator liquidated damages equal to 100% of the most recent twelve month salary of the Administrator’s former employee together with all legal fees reasonably incurred by the Administrator in enforcing this provision.  The foregoing restriction on solicitation does not apply to unsolicited applications for jobs, responses to public advertisements or candidates submitted by recruiting firms, provided that such firms have not been contacted to circumvent the spirit and intention of this Section 12.15.

12.15                 Headings.  All Section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and will not affect in any way the meaning or interpretation of this Agreement.

12.16                 Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall constitute one and the same instrument.  Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.  This Agreement shall be deemed executed by both parties when any one or more counterparts hereof or thereof, individually or taken together, bears the original facsimile or scanned signatures of each of the parties.

12.17                 Publicity.  Except to the extent required by applicable Law, neither the Administrator nor Trust shall issue or initiate any press release arising out of or in connection with this Agreement or the Services rendered hereunder; provided, however, that if no special prominence is given or particular reference made to Trust over other clients, nothing herein shall prevent the Administrator from (i) placing Trust’s or the Adviser’s name and/or company logo(s) (including any registered trademark or service mark) on the Administrator’s client list(s) (and sharing such list(s) with current or potential clients of the Administrator) and/or marketing material which will include such entities’ name, logo and those services provided to the Trust by the Administrator; (ii) using Trust as a reference; or (iii) otherwise orally disclosing that Trust is a client of the Administrator at presentations, conferences or other similar meetings.  If the Administrator desires to engage in any type of publicity other than as set forth in subsections (i) through (iii) above or if Trust desires to engage in any type of publicity (other than including information regarding the Administrator (as included within Exhibit A) in Trust Materials or on the Trust’s website), the party desiring to engage in such publicity shall obtain the prior written consent of the other party hereto, such consent not to be unreasonably withheld, delayed or conditioned.

12.18                 Insurance.  Each party hereto shall maintain appropriate insurance coverage with respect to such party’s responsibilities hereunder; provided, however, that the amount of insurance coverage shall in no way affect a party’s obligations or liability as otherwise set forth in this Agreement.  Without limiting the foregoing, in the event that the Administrator makes an employee of the Administrator available to the Trust to serve as an officer of the Trust, the Trust shall maintain professional liability (directors’ & officers’ and errors and omissions) insurance with aggregate limits of not less than $5 Million (“Officer Insurance Minimum”).  The Trust shall provide a certificate of insurance to the Administrator prior to Administrator providing Services to the Trust and annually thereafter upon Administrator’s request.  Directors’ & officers’ insurance shall be acquired only through insurance companies having an A.M. Best rating of A- VIII or better.  To the extent that any employee of the Administrator continues to act as an officer of the Trust, the Trust shall promptly notify the Administrator should its insurance coverage with respect to professional liability be cancelled or fall below the Officer Insurance Minimum, such notification to include the date of cancellation, if applicable.

12.19                 The Administrator acknowledges that the Portfolios’ obligations hereunder are binding only on the assets and property belonging to the Portfolios.  It is expressly agreed that obligations of the Trust hereunder shall not be binding upon any trustee, shareholder, nominees, officers, agents, or employees of the Trust, personally, but bind only the assets and property of the Trust, as provided in the Declaration of Trust.  The execution and delivery of this Agreement have been authorized by the trustees and signed by an authorized officer of the Trust, acting as such, and neither this authorization nor this execution and delivery shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Trust as provided in the Declaration of Trust.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the Effective Date.

ADMINISTRATOR:		TRUST:

SEI INVESTMENTS GLOBAL FUNDS SERVICES		U.S. GLOBAL INVESTORS FUNDS

		By:	/s/ Susan B. McGhee
By:	/s/John Alshefski	Name: Susan B. McGhee
Name: John Alshefski		Title: Executive Vice President
Title: Senior Vice President

SCHEDULE I

Portfolios

U.S. Global Investors Global Resources Fund

U.S. Global Investors Gold and Precious Metals Fund

U.S. Global Investors World Precious Minerals Fund

U.S. Global Investors China Region Fund

U.S. Global Investors Emerging Europe Fund

U.S. Global Investors All American Equity Fund

U.S. Global Investors Holmes Macro Trends Fund

U.S. Global Investors Near-Term Tax Free Fund

U.S. Global Investors U.S. Government Securities Ultra-Short Bond Fund

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